Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com

For Immediate Release

The Toro Company Names Jeffrey M. Ettinger to its Board of Directors

BLOOMINGTON, Minn. (July 1, 2010) – The Toro Company (NYSE:TTC) today announced that it has elected Jeffrey M. Ettinger to its Board of Directors, effective immediately.  The addition of Mr. Ettinger brings the Toro board to 10 members.

Ettinger, 51, is the chairman of the board, president and chief executive officer of Hormel Foods Corporation (NYSE: HRL), a $6.5 billion multinational manufacturer and marketer of consumer-branded food and meat products based in Austin, Minnesota.  Ettinger joined Hormel Foods in 1989 and has served in a variety of roles, including as senior attorney, product manager for Hormel® chili, treasurer, and president and chief executive officer of Jennie-O Turkey Store – the largest subsidiary of Hormel Foods.  Ettinger was elected president of Hormel Foods in May 2004, chief executive officer in January 2006, and chairman of the board in November 2006.

"Jeff is a seasoned executive with strong business acumen and a proven track record of driving growth through innovation and strategic acquisitions," said Michael J. Hoffman, Toro's chairman and CEO. "His perspectives and experience will be invaluable, and we’re very pleased to have him join our board."

Ettinger is a native of Pasadena, California, and holds bachelor of arts and law degrees from the University of California, Los Angeles.  He is currently a member of the board of directors of the Grocery Manufacturers of America, the American Meat Institute, the Minnesota Business Partnership, the Austin Medical Center Foundation and The Hormel Foundation.

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of turf and landscape maintenance equipment, and precision irrigation systems. With sales of more than $1.5 billion in fiscal 2009, Toro's global presence extends to more than 140 countries through its reputation of world-class service, innovation and turf expertise. Since 1914, the company has built a tradition of excellence around a number of strong brands to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields. More information is available at www.toro.com.

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